EXHIBIT 99.3

Xerium Technologies, Inc.

Reconciliation of Trailing Twelve Month Bank Adjusted EBITDA

	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009
Net income (loss)	$13,105	$2,240	$3,508	$3,041	$7,678	$7,076	$(168,007)	$(4,709)	$14,118	$21,536	$(4,349)	$(9,448)	$1,601	$(7,381)
Income tax provision (benefit)	3,686	1,963	2,510	1,401	4,604	3,208	(11,558)	3,639	1,911	794	(2,443)	3,892	2,697	3,424
Interest expense, net	8,386	14,484	10,930	12,187	11,155	13,995	15,789	25,221	766	16,230	16,287	15,957	15,570	16,425
Depreciation and amortization	11,313	11,619	11,480	10,999	11,230	11,465	11,846	12,003	11,956	11,738	10,231	9,788	10,130	10,851

EBITDA	36,490	30,306	28,428	27,628	34,667	35,744	(151,930)	36,154	28,751	50,298	19,726	20,189	29,998	23,319
Unrealized foreign exchange gain on revaluation of debt	1,465	(322)	(571)	19	(20)	519	3,680	(1,985)
Amendment/termination costs			116					800	5,198	483	285
Change in fair value of interest rate swaps									13,704	450	(468)	(398)	(397)	(859)
Changes in value of other derivatives						(451)	(3,503)	(2,126)
Restructuring expenses	176	1,274	969	4,133	1,220	805	1,186	532	2,651	1,817		114	1,026	87
Inventory write-offs under restructuring programs				14	80	(21)	75			199	256	103	142	104
Growth program costs				617	1,587	1,255	1,197	1,764
Non-cash compensation and related expenses	779	389	561	535	660	578	(24)	471	(197)	500	1,235	161	885	778
Non-cash impairment charges			2,095				185,689		67	405	3,517			1,667
Non-recurring expenses resulting from cost reduction programs	1,030	561	5,009	(102)	34		150

Adjusted EBITDA for the quarter	$39,940	$32,208	$36,607	$32,844	$38,228	$38,429	$36,520	$35,610	$50,174	$54,152	$24,551	$20,169	$31,654	$25,096

Adjusted EBITDA for the last twelve months (LTM)				$141,599	$139,887	$146,108	$146,021	$148,787	$160,733	$176,456	$164,487	$149,046	$130,526	$101,470

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Xerium Technologies, Inc.

Reconciliation of Total Working Capital as a Percentage of Revenue

	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009
Net Sales	158,987	170,393	159,307	149,452	116,503	120,843	130,308

Accounts Receivable	111,561	110,126	97,732	94,049	76,649	77,331	81,745
Inventory	118,658	118,328	96,245	85,543	84,565	86,259	82,128
Less: "Trade AP" (per calculation below)	42,135	40,131	33,934	40,801	30,099	27,341	25,213

Total Working Capital	188,084	188,323	160,043	138,791	131,115	136,249	138,660

% of Net Sales	29.6%	27.6%	25.1%	23.2%	28.1%	28.2%	26.6%

Calculation of Trade AP
Accounts Payable	48,699	46,102	39,968	53,076	35,184	30,172	27,703
Less:Deposits Received	(1,596)	(3,257)	(4,243)	(2,558)	(3,692)	(2,074)	(1,550)
Less: Other Payables	(4,969)	(2,715)	(1,792)	(9,718)	(1,394)	(758)	(941)

Trade AP	42,135	40,131	33,934	40,801	30,099	27,341	25,213